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April 14, 1998




Sterling Vision, Inc.
1500 Hempstead Turnpike
East Meadow, New York  11554

         Re: Loan Agreement dated June 30, 1997, as amended by two (2) letter agreements, both dated June 30, 1997, and First Amendment to Loan Agreement dated October 9, 1997 (as amended, the "Loan Agreement"), between Sterling Vision, Inc., a New York corporation (the "Borrower"), and STI Credit Corporation, a Nevada corporation (the "Lender")

Gentlemen:

         As you are aware, Section 6.16 of the Loan Agreement requires, among other things, that the Borrower maintain: (i) a positive annual net income (after taxes), calculated in accordance with generally accepted accounting principles applied on a consistent basis, as reflected in the Borrower's audited annual financial statements, and (ii) shareholders' equity (capital stock, additional paid-in capital and retained earnings) of not less than $26,000,000, calculated in accordance with generally accepted accounting principles applied on a consistent basis. Although we have not yet received the Borrower's audited annual financial statements for the year ended December 31, 1997, you have advised us that the Borrower incurred a net loss of approximately $14,162,000 for such period (of which, approximately $5,916,000 represents a one-time charge to earnings as a result of the Borrower's issuance and sale of its convertible debentures due August 25, 1998), and that as a result of such loss the Borrower's shareholders' equity was reduced to approximately $21,271,000 as of the end of such period; consequently, the Borrower is presently out of compliance with those requirements of Section
6.16 cited above.

         Capitalized terms used in this letter that are not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

         Waiver. In reliance upon the Borrower's representations and warranties set forth below, and the additional terms and provisions set forth in this letter, the Lender will excuse the Borrower from its noncompliance with those requirements of Section 6.16 cited above, provided that:

                  (i) the Borrower's net loss for the year ended December 31, 1997, as reflected in its audited annual financial statements for such period, shall not exceed $14,200,000; and

                                                   Exhibit 10.77


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                  (ii) the Borrower's shareholder's equity as of December 31,
1997, as reflected in its audited annual financial statements for the period then ended, shall not be less than $21,200,000.

         If the Borrower fails to satisfy either of the foregoing conditions, this waiver (the "Waiver") shall be immediately revoked without notice.

         The Waiver is strictly limited to the Borrower's fiscal year ended December 31, 1997; except as otherwise expressly set forth in this letter, nothing herein shall be deemed to excuse the Borrower from future compliance with those requirements of Section 6.16 cited above (as modified hereby), which requirements the Lender will hereafter strictly enforce. Likewise, except as otherwise expressly set forth in this letter, nothing herein shall be deemed to excuse the Borrower from, or constitute a waiver of, any other requirements under the Loan Agreement. The Waiver is solely for the purpose of waiving the Lender's right to exercise certain remedies due to a circumstance that, with notice or the passage of time or both, would constitute an Event of Default; the Waiver shall not in any way apply to or affect any other provision of the Agreement.

         Additional Funds. The Lender shall have no obligation to disburse any of the Additional Funds or any other funds until the Borrower: (i) has generated a positive annual net income (after taxes) for the year ended December 31, 1998, calculated in accordance with generally accepted accounting principles applied on a consistent basis, as reflected in the Borrower's audited annual financial statements for such period; and (ii) is again in full compliance with each and every provision of the Loan Agreement (as modified hereby), as well as all of the additional terms and provisions set forth in this letter, without regard to the Waiver.

         Financial Information. The Borrower shall provide the Lender with a copy of the Borrower's audited annual financial statements for the year ended December 31, 1997, together with its entire Form 10-K for the year ended December 31, 1997, on or before April 20, 1998; hereafter, the Borrower shall provide the Lender with a copy of the Borrower's audited annual financial statements for each year, together with its entire Form 10-K for each such year, within three (3) business days after such Form 10-K is filed with the Securities and Exchange Commission. The Borrower shall also provide the Lender with a copy of the Borrower's unaudited quarterly financial statements for each fiscal quarter hereafter, together with its entire Form 10-Q for each such fiscal quarter, within three (3) business days after such Form 10-Q is filed with the Securities and Exchange Commission.

         Financial Matters. Notwithstanding anything in the Loan Agreement to the contrary, the provisions of Section 6.16 of the Loan Agreements shall be effective only on and after December 31, 1998; the requirements of Section
6.16 shall be suspended until that time. Beginning on December 31, 1998, and continuing thereafter, the minimum shareholders' equity that the Borrower is required to maintain, pursuant to Section 6.16 of the Loan Agreement, shall be reduced from $26,000,000 to $25,000,000.



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         Segregated Collection Account. The Borrower, in the exercise of its best, good faith efforts, shall take each and every action necessary to establish a segregated account (the "Collection Account") over which the Lender will have exclusive control, into which all payments on all of the Initial Notes and all of the Additional Notes (referred to below) shall be immediately deposited, either by preauthorized bank draft, check or any other form of payment, the terms of which must be fully acceptable to the Lender, with all such actions completed no later than April 25, 1998. In connection with the establishment of the Collection Account and as a material part thereof, the Borrower shall use its best, good faith efforts to cause each Franchisee/maker of the Initial Notes (other than those payable by Northern Optical) and the Additional Notes to provide the Lender with funds transfer instructions (debit authorizations) authorizing the Lender to draft the Franchisee's/maker's account for all amounts payable under such Initial Notes and Additional Notes. Alternatively, the Borrower shall assign to the Lender all of the Borrower's rights to make automatic funds transfers with respect to the payments that become due under the Initial Notes (other than those payable by Northern Optical) and the Additional Notes pursuant to existing funds transfer instructions (debit authorizations) in favor of the Borrower so that such funds may be directly transferred from the Franchisee's/maker's accounts into the Collection Account; such assignment shall be effective immediately and shall be irrevocable (subject to termination only upon full payment of all amounts owed by the Borrower to the Lender under the Loan Agreement and the termination of the Loan Agreement). In addition, except as otherwise set forth hereinbelow, the Lender may at any time notify the Franchisees/makers to make all payments on the Franchisee Notes directly and exclusively to the Lender.

         Additional Notes. The Borrower shall take each and every action reasonably required by the Lender to complete the pledge and assignment of those additional Franchisee promissory notes and related instruments and documents (collectively, the "Additional Notes") previously delivered to the Lender, in accordance with Section 2.10 of the Loan Agreement, no later than April 25, 1998. Effective on and as of the date hereof, the Additional Notes shall for all purposes be a part of the Collateral, subject to all of the provisions of the Loan Agreement and the additional provisions of this letter.

         Notwithstanding the provisions of Section 2.10 of the Loan Agreement or the provisions of this letter to the contrary, provided no Event of Default exists, the Borrower shall be permitted to collect all payments that become due on account of the Additional Notes directly from the Franchisees/makers thereof. The Borrower may retain all such payments except for those payments, if any, that are received by the Borrower or an affiliate of the Borrower more than thirty (30) days prior to the scheduled due date thereof (i.e., prepayments). All prepayments received by the Borrower on account of the Additional Notes shall be immediately paid to the Lender, to be applied in accordance with Section 2.10; provided, however, in lieu of paying such prepayments to the Lender, the Borrower may pledge and deliver to the Lender other Franchisee notes and the related instruments and documents, not otherwise pledged to the Lender, having a remaining principal balance and required debt service payments not less than the note being prepaid, provided the substitute notes have been current for at least the last three monthly installments payable thereunder and are otherwise reasonably acceptable to the Lender. Upon the occurrence of an Event of Default, and thereafter until such Event of Default is cured to the


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Lender's reasonable satisfaction or waived by the Lender at its discretion, the Borrower's license to collect payments on account of the Additional Notes shall be immediately revoked and terminated, whereupon all such payments shall be collected by the Lender directly from the Franchisees/makers thereof, to be applied by the Lender in accordance with Section 2.10.

         Fees and Expenses. The Borrower shall pay the Lender a restructuring fee of $70,000 in connection with the transactions described in this letter. Such restructuring fee shall be paid from those amounts collected by the Lender on account of the Initial Notes, the Excess Notes and/or the Additional Notes that would otherwise be applied to the Balloon Payment; provided, if the restructuring fee is not paid in full by June 30, 1998, at the option of the Lender, the balance thereof shall be paid immediately by the Borrower.

         If the Borrower fails to complete the pledge and assignment of the Additional Notes (including without limitation, the delivery of all of the original instruments and documents related thereto to the Lender, and the execution and delivery to the Lender of such assignments, indorsements, UCC financing statements and other documents specified from time to time by the Lender) to the Lender's reasonable satisfaction by April 25, 1998, or if the Borrower fails to complete the establishment of the Collection Account to the Lender's satisfaction by April 25, 1998, then in either of such events the Borrower shall immediately pay to the Lender a fee of $20,000 for each month and each portion of a month thereafter until both such actions are completed to the Lender's satisfaction.

         The Lender may, at its option and without waiving any other rights or remedies it may have, withhold from those amounts collected by it on account of the Initial Notes, the Excess Notes and/or the Additional Notes that would otherwise be applied to the Balloon Payment, any and/or all of the fees and/or expenses payable by the Borrower to the Lender pursuant to this letter if the Borrower fails to timely pay such amounts.

         Prepayment. Section 1.6 of the Loan Agreement is hereby deleted in its entirety. Hereafter, the Borrower may prepay all, but not less than all, of the Advances in full, but not in part, provided that the Borrower simultaneously pays to the Lender a prepayment fee of $500,000, together with all principal, accrued and unpaid interest and all other amounts, if any, then owed by the Borrower to the Lender pursuant to the Loan Agreement or the Notes. Notwithstanding the foregoing, however, Advances may be prepaid in full or in part without a prepayment fee to the extent, but only to the extent, that (i) such prepayment is permitted under the provisions of Sections 2.3 or
2.4 of the Loan Agreement, but only with respect to a prepayment that results from regularly scheduled payments made by Franchisees under the Franchisee

Notes in the ordinary and routine course of business, or (ii) such prepayment results solely from the prepayment by a Franchisee of a Franchisee Note without any involvement, directly or indirectly, by the Borrower or any affiliate of the Borrower (e.g., neither the Borrower nor any affiliate of the Borrower shall provide any of the funds or any type of financing with which the Franchisee prepays the Franchisee Note, or sponsor, guaranty or otherwise support such financing or assist the Franchisee in obtaining such financing).


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         Representations and Warranties. In order to induce the Lender to grant the Waiver, the Borrower, by its execution below, represents and warrants to the Lender as follows:

1. Each and every representation and warranty made by the Borrower to the Lender in the Loan Agreement, with the sole exception of those portions of
Section 6.16 cited in the first paragraph of this letter, is true and correct in all material respects on and as of the date hereof.

2. As of the date hereof, there exists no Event of Default, and no event or circumstance which, with notice or the passage of time or both, would constitute an Event of Default, with the sole exception of those portions of
Section 6.16 cited in the first paragraph of this letter.

3. The Borrower acknowledges and reaffirms that it is legally obligated and indebted to the Lender pursuant to the Loan Agreement and the Note dated June 30, 1997, in the original principal amount of $10,000,000.00; such obligations and indebtedness are not subject to any defenses, counter claims, offsets or adjustments of any kind whatsoever.

         Effect of this Letter. The Loan Agreement shall be amended by this letter; except to the extent expressly provided herein, however, each and every provision of the Loan Agreement shall continue in full force and effect.

         The provisions of this letter will be effective upon our receipt of a copy of this letter executed by a duly authorized officer of the Borrower. Please indicate the Borrower's agreement to the terms hereof by signing below.

Sincerely,

/s/J. Scott Hastings

J. Scott Hastings
Executive Vice President

THE BORROWER, INTENDING TO BE LEGALLY BOUND HEREBY, AGREES TO ALL OF THE TERMS AND PROVISIONS SET FORTH ABOVE.

STERLING VISION, INC.

By:/s/ Joseph Silver

Joseph Silver
Executive Vice President

     & General Counsel